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SCHEDULE 14A INFORMATION
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
COMPUTER HORIZONS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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COMPUTER HORIZONS CORP.

May 5, 2003

VOTE THE WHITE PROXY TODAY

        Aquent Continues to Mislead Shareholders
Until Stopped By Federal Court

Can You Afford To Believe Aquent?

        Dear Fellow Shareholder:

        For the past three weeks, Aquent LLC has been waging a misleading public campaign in connection with its attempt to wrestle control of your Company from you at your expense. Aquent has been trying to convince shareholders that your Board has not been seriously considering its purported acquisition proposal and was being uncooperative with it. PLEASE DO NOT BE MISLED BY AQUENT.

FACT	Computer Horizons has given Aquent's conditional proposal serious consideration, working at length with our financial advisors. Your Board has concluded that Aquent's conditional proposal is inadequate—grossly undervaluing the intrinsic value of your Company.

        Aquent has continuously mischaracterized the facts surrounding its interactions with your Company to the point where it has been forced to revise its preliminary proxy material several times. Aquent was finally stopped by a United States District Court Judge in Federal District Court on the day that it began mailing its proxy statement to shareholders. You should be aware that on May 2, 2003 the United States District Court for the District of New Jersey found that "...certain statements in Aquent's Second Amended Proxy are misleading and material." PLEASE DO NOT BE MISLED BY AQUENT.

FACT	The Court enjoined Aquent from distributing its proxy material until it corrected its misleading disclosures.

Aquent Plays Fast and Loose With the Truth
And With Your Company's Future

        Aquent would like you to believe that its proposal is "friendly" but that's simply not true.

        Aquent has virtually held a gun to our head from the time they first submitted their proposal. Their initial proposal letter to your Board dated April 14 contained the threat of a proxy contest which they also publicized earlier that same day in a press release given to NASDAQ, stopping our stock from trading before it was given to your Board. The following day they filed their hostile preliminary proxy statement with the SEC and the day after that sent a letter to the Company's shareholders announcing their proxy contest. The fact is that Aquent's first approach to your Company, made by a third party, just eleven days before the announcement of its hostile proxy activities, never even mentioned a cash proposal at any price. PLEASE DO NOT BE MISLED BY AQUENT.

FACT	Aquent's first approach to your Company NEVER MENTIONED A CASH PROPOSAL

        We believe that Aquent's high pressure tactics are clearly designed to advance Aquent's CEO's personal agenda. Aquent's insistence that we commence negotiations even before we had the benefit of J.P. Morgan's valuation report speaks to Aquent's self-serving platform and its desire to take control of your Company and its financial resources at the lowest possible cost.

Where is The Money?

        One week ago, we made a reasonable and prudent request to Aquent to provide us with its relevant financial data, financing commitments, and the nature of any conditions or contingencies that may occur in a transaction. We repeated that request publicly and privately several days later. To date, Aquent has chosen not to provide any of this information to your Board to share with you. What's Aquent trying to hide about the current state of its finances that it won't provide the information we requested? Why won't Aquent publicly show what Aquent has, so the shareholders can fairly evaluate the likelihood that Aquent can conclude any transaction, even an inadequate one?

        Instead of providing the financial and other information your Board requested, Aquent has been required under SEC regulations, to provide, in an abbreviated statement which they still have not provided to your Board of Directors that Aquent management will put in only $8 million of their own money, while using $70 million of Computer Horizons cash and apparently borrow the rest, of which $34 million will be a loan against Computer Horizons' receivables. In all, Aquent would like to use over $100 million of the Company's own resources to finance Aquent's plan.

FACT	Your Board has asked to review Aquent financing commitments necessary for it to finance its proposal.
FACT	Aquent has not delivered any of the requested information.
FACT	Once this information is provided by Aquent, the Board has instructed J.P. Morgan to evaluate it, and if appropriate, meet with Aquent or its representatives.

With Aquent's Proposal, What You See May Not Be What You Get

FACT	When Acquiring Renaissance Worldwide, Aquent lowered its offering price by 10 percent from its initial offer.

        We previously cautioned our shareholders about Aquent's approach in its acquisition of Renaissance Worldwide, in which it lowered its offer price by 10% from its initial offer after conducting due diligence and seeking additional financing. We don't know what the final price would have been if Aquent had not encountered a competitive bidder who eventually forced Aquent to raise its offer back to the original offering price. PLEASE DO NOT BE MISLED BY AQUENT.

FACT	In the present situation, Aquent reserves the right to change its proposal!

        You should be aware that in its current proxy statement, Aquent clearly states:

        "Aquent reserves the right to make, withdraw or repropose acquisition proposals at any time and on terms which may differ from the proposal it is currently making." You should question whether Aquent will repeat its past behavior of lowering its offer at your expense.

What Are Aquent's Real Intentions?

        Aquent has finally publicly announced that it has no intention of making a $5.00 per share cash tender offer. Aquent needs to use your Company's cash to advance its own plans. If Aquent had the money and intended to deliver a $5.00 per share offer, why hasn't Aquent continued to buy shares in the public market? Is it because Aquent thinks it can get the shares "on the cheap" if it wins the proxy fight with its misleading communications, or because Aquent does not have the money, or both? PLEASE DO NOT BE MISLED BY AQUENT.

Your Board Has Unanimously Determined That Aquent's Purported $5.00 Proposal Is Grossly Inadequate

        On April 16, 2003, CHC engaged J.P. Morgan Securities, a leading independent investment banking firm, to assist us in evaluating Aquent's conditional proposal, purportedly seeking to acquire your Company at $5.00 per share. J.P. Morgan was engaged to advise us on this matter almost immediately after we received Aquent's proposal.

        J.P. Morgan has completed its evaluation and has advised the Board of its opinion that the Aquent proposal is inadequate to the Company's shareholders other than Aquent. After reviewing J.P. Morgan's report, the Board of Directors concluded that the Company's current strategic plan is far superior to the Aquent proposal as a means to grow shareholder value.

        As a result, your Board has unanimously determined that Aquent's purported $5.00 proposal is grossly inadequate and not in the best interests of all of our shareholders except one, Aquent. We urge all shareholders to join us in rejecting Aquent's attempt to gain control of your Company through its disruptive proxy maneuvers. Please sign, date and return the enclosed Board of Directors' WHITE proxy card today. PLEASE DO NOT BE MISLED BY AQUENT.

Our Strategic Plan Is Working
And Provides Superior Value to Our Shareholders

        As expected, Aquent has attacked our first quarter results and our operating plan in its self-serving effort to convince shareholders that its own inadequate, conditional proposal is an acceptable alternative. PLEASE DO NOT BE MISLED BY AQUENT.

FACT	Our strategic plan is working.

        Our strategic plan is working, and is beginning to show the results that we believe will lead to a highly profitable future for Computer Horizons and our shareholders. Our focus on high-margin work, targeted acquisitions, and a de-emphasis from low-margin staffing business, provides for upside potential that, in our judgment, is significantly greater than the Aquent proposal. Our high-margin Chimes and Solutions subsidiaries are just beginning to reap the benefits of the years and dollars spent in development.

        Our strong cash position, with cash of $2.32 per share and working capital of approximately $3.30 per share, has helped us weather the widespread IT industry downturn and general economic malaise giving us a significant advantage over our competition. As a fiscally strong survivor, Computer Horizons is well positioned to take advantage of strategic growth opportunities that present themselves in any economic environment.

Your Board has Reduced the Requirement
For Calling a Special Meeting to 25 Percent

        We have opposed the Aquent proposal to reduce the requirement for calling a special meeting from 50 percent to 10 percent for one reason: such a low threshold would allow a very small number of special interest shareholders, as low as two or three (including Aquent), to call an endless series of meetings for purposes that may not be in the best interests of shareholders—and may be opposed by up to 90% of the shareholders. The chaos that may ensue from such a scenario could be quite costly to your Company and distract your Board and management team from its focus on running the business and maximizing shareholder value.

        However, we do believe that if there is a meaningful level of shareholder interest in calling a special meeting, the Company should be receptive to such a request. For that reason, your Board has unilaterally reduced the requirement for calling a special meeting to 25 percent of the outstanding shares.

        We believe the reduction to 25 percent is a prudent adjustment to our by-laws and provides our shareholders with significant additional rights. Your Board remains receptive to improving corporate governance practices, in ways that do not jeopardize the Company's ability to focus on growing shareholder value.

        We continue to urge all shareholders to vote against the disruptive Aquent proposal to reduce the requirement for calling a special meeting to 10 percent of the outstanding shares.

The Computer Horizons Board is Already Strongly Independent—the Aquent Nominees will Add Zero Value and will NOT Serve Shareholders' Interests

        Five out of six Computer Horizons directors are already independent, including the non-executive Chairman. Aquent's attempt to elect two nominees to your Board who own no stock in CHC and have limited ties to our industry, and consequently have no common financial interest with our shareholders, raises questions about the motivation of those individuals as well as their independence. According to Aquent's proxy, its nominees have expertise in shipping and law, which hardly qualifies them to steer an information technology company, particularly when compared to Mr. Berry and Mr. Marano, the valuable and experienced directors they propose to replace.

        Shareholders should ask themselves whether Aquent's nominees are willing to be full and effective participants in the governance of the Company, or whether they will merely seek to serve Aquent's narrow, predetermined agenda.

Aquent's Board Nominees and Proposed Executive Team May Not Be Suitable for Computer Horizons

        One of Aquent's nominees, Mr. Meyer, has recently resigned from another public company's Board of Directors where he was chairman of the Audit and Compensation Committees, AND NEITHER HE NOR THE COMPANY WILL SAY WHY. And, in fact, no announcement of his resignation came until a month after it occurred. The executive whom Aquent has disclosed as under consideration to run the Company operations if Aquent is successful, was a named defendant in connection with retaliating against a female employee of his—all resulting in the second largest sexual harassment award in the history of the Commonwealth of Massachusetts. What's that all about, Mr. Chuang? PLEASE DO NOT BE MISLED BY AQUENT.

Thank You For Your Consideration and Support

        Your Board of Directors firmly believes that CHC's realigned business plan will deliver superior value to all of our shareholders. We thank you for the time you have taken to read our letters and discuss with us the important issues in this proxy contest. We appreciate all the words of encouragement that we have received during this time. We sincerely appreciate your continued consideration and support.

        We urge you to continue to support your Board and management team by signing, dating and returning the enclosed WHITE proxy card promptly.

SINCERELY,

WILLIAM J. MURPHY PRESIDENT AND CHIEF EXECUTIVE OFFICER

DO NOT BUY FOOLS GOLD

VOTE THE WHITE PROXY TODAY

The Facts:

FACT	Computer Horizons has given Aquent's inadequate, conditional proposal serious consideration, working at length with our financial advisors.
FACT	The Federal District Court enjoined Aquent from distributing its proxy material until it corrected its misleading disclosures.
FACT	Aquent's first approach to your company NEVER MENTIONED A CASH PROPOSAL.
FACT	Your Board has asked to review Aquent financing commitments necessary for it to finance its proposal.
FACT	Aquent has not delivered any of the requested information.
FACT	Should the requested financial information be provided by Aquent, the Board has instructed J.P. Morgan to evaluate it, and if appropriate, discuss the offer with Aquent or its representatives.
FACT	When Acquiring Renaissance Worldwide, Aquent attempted to lower its original offer price by 10 percent from its initial offer.
FACT	CHC's strategic plan is working.
FACT	VOTE THE WHITE PROXY TODAY.

        Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management—including, but not limited to, those relating to contract awards, service offerings, market opportunities, results, performance expectations, expectations of cost savings, or proceeds from sale of certain operations—may not materialize.

        Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors include the risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technology and standards, the ability to complete cost-reduction initiatives, the ability to execute the sale of certain operations or other initiatives, dependencies on key employees, customer satisfaction, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company's filings with the Securities and Exchange Commission, press releases, and other communications.

        SHAREHOLDERS OF COMPUTER HORIZONS ARE ADVISED TO READ MANAGEMENT'S DEFINITIVE PROXY STATEMENT (THE "DEFINITIVE PROXY STATEMENT") IN CONNECTION WITH MANAGEMENT'S SOLICITATION OF PROXIES FROM COMPUTER HORIZONS SHAREHOLDERS.

        Shareholders of Computer Horizons and other interested parties may obtain, free of charge, copies of the Definitive Proxy Statement and any other documents filed by Computer Horizons with the SEC, at the SEC's Internet website at www.sec.gov. The Definitive Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting Computer Horizons in the solicitation of proxies, toll-free at 1-800-607-0088.

Important!

  •
  If you have not yet voted, please sign, date and return the enclosed WHITE proxy card voting FOR proposals 1 through 4 and AGAINST proposal 5.

  •
  Even if you have already voted, we ask you to reconfirm your vote by signing, dating and returning the enclosed WHITE proxy card—remember; only the latest dated card counts. Please vote FOR proposals 1 through 4 and AGAINST proposal 5.

  •
  We urge you NOT to sign any Gold proxy card sent to you by Aquent, not even as a vote of protest.

  •
  If your shares are held in the name of a broker or bank, you must return your WHITE proxy in the envelope provided by your broker or bank in order for your shares to be voted as recommended by your Board.

  If you have any questions on how to vote your shares, please call our proxy solicitor:

MORROW & CO., INC. at (800) 607-0088

White Proxy Card	COMPUTER HORIZONS CORP.	Revised

This Proxy is Solicited on Behalf of the Board of Directors

ANNUAL MEETING OF SHAREHOLDERS
MAY 14, 2003

P R O X Y

        The undersigned appoints William J. Murphy as Proxy to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of COMPUTER HORIZONS CORP. to be held at the Hanover Marriott, 1401 Route 10 East, Whippany, NJ on Wednesday, May 14, 2003 at 10:00 A.M. and any adjournment(s) thereof. This proxy when properly executed revokes all prior proxies.

        Signature(s) should agree with name(s) printed hereon. If signing in representative capacity include full title. Proxies by a corporation should be signed in its name by an authorized officer. Where stock stands in more than one name, all holders of record should sign.

        MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN
THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Revised	REVOCABLE PROXY COMPUTER HORIZONS CORP.	WHITE Proxy Card

The Board of Directors recommends a vote FOR proposals 1, 2, 3 and 4

		For	Withhold	For All Except
1.	The election as directors of all nominees listed (except as marked to the contrary below):	☐	☐	☐
(01) Thomas J. Berry, (02) William M. Duncan,(03) Rocco J. Marano, (04) Earl L. Mason, (05) William J. Marino, (06) William J. Murphy
INSTRUCTION: To withhold authority to vote for any individual nominee, mark 'For All Except' and write that nominee's name in the space provided below:

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Grant Thornton LLP as the Company's independent auditors for the current year.	☐	☐	☐
3.	To approve an amendment to the Company's 1991 Directors' Stock Option Plan extending the expiration date to March 4, 2007.	☐	☐	☐
4.
To ratify the issuance of 903,404 shares of the
Company's common stock previously issued under
the Company's Employee Stock Purchase Plan and to
approve an amendment to the Company's Employee
Stock Purchase Plan to reserve an additional
3,500,000 shares (inclusive of the 903,404
shares) of the Company's common stock under such
	Employee Stock Purchase Plan.	☐	☐	☐
The Board of Directors recommends a vote AGAINST proposal #5

		FOR	AGAINST	ABSTAIN
5.	To approve an amendment to the Company's by-laws authorizing shareholders meetings to be called by the holders of 10% or more of the Company's outstanding stock.	☐	☐	☐

6.	Upon any other matters that may properly come before the meeting or any adjournment(s) thereof.

        This proxy, when properly executed will be voted in the manner directed. If no direction is made, this proxy will be voted 'FOR' Items 1, 2, 3 and 4 and 'AGAINST' Item 5.

Date

        Please be sure to sign and date this Proxy in the box below.

——————    Stockholder sign above    ————————    Co-holder (if any) sign above    ————————

Title

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COMPUTER HORIZONS CORP.
VOTE THE WHITE PROXY TODAY
DO NOT BUY FOOLS GOLD VOTE THE WHITE PROXY TODAY
ANNUAL MEETING OF SHAREHOLDERS MAY 14, 2003 P R O X Y